EXHIBIT 3(a)

RESTATED ARTICLES OF INCORPORATION

RESTATED ARTICLES OF INCORPORATION

OF

BEMIS COMPANY, INC.

Bemis Company, Inc., a Missouri corporation, hereby restates its Articles of Incorporation and certifies that the Restated Articles of Incorporation correctly set forth, without change, the corresponding provisions of the Articles of Incorporation as heretofore amended and that the Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

1.             The name of the corporation shall be Bemis Company, Inc.

2.             The registered office of this corporation is located at 906 Olive Street, St. Louis, Missouri 63101.  The registered agent at such address is C T Corporation System.

3.             The number of shares that this Company shall have the authority to issue shall be five hundred two million (502,000,000) shares divided into two (2) classes of which five hundred million (500,000,000) shares shall be Common Stock, $0.10 par value per share.  Two million (2,000,000) shares shall be Series Preferred Stock, $1.00 par value per share.

4.             The preferences, qualifications, limitations, restrictions, and special or relative rights of the classes of stock of the corporation are as follows:

(a)  Authorized Series of Series Preferred Stock – The Series Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Series Preferred Stock, with such distinctive serial designations as shall be stated and expressed herein or in resolution or resolutions providing for the issuance of such stock from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series the Board of Directors is expressly authorized to fix (i) the annual dividend rate for such series, the dividend payment dates and the dates from which dividends on all shares of such series issued prior to the record date for the first dividend shall be cumulative; (ii) the redemption price or prices and the terms of redemption for such series; (iii) the rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the corporation, and the terms and conditions of such conversions; (iv) the maximum number of shares of each such series issuable; (v) the amount of stated capital for the shares of such series; (vi) the amount payable on shares of such series in the event of any dissolution, liquidation or winding up of the affairs of this corporation, which shall not be greater than the designated stated capital for such series; (vii) the voting powers, full or limited, if any, for such series; and (viii) any other preferences, limitations and relative rights which are not inconsistent with the provisions of this Article.

Any shares of the Series Preferred Stock of any one series may be different from the shares of any or all other series if so determined by the Board of Directors, except as provided in this Article.

If and whenever, from time to time, the Board of Directors shall determine to issue Series Preferred Stock of any series not then established, it shall, prior to the issuance of any such series, cause provisions with respect to such series to be set forth in a certificate signed and verified by the President or a Vice President, and countersigned by the Secretary or an Assistant Secretary of the corporation, which certificate shall be filed with the Secretary of State of the State of Missouri, and otherwise dealt with as in the case of Articles of Incorporation under the laws of the State of Missouri.

(b)  Dividends – The holders of Series Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of any funds legally available therefor, cumulative cash dividends in the case of each series at the annual rate for such series theretofore fixed by the Board of Directors as hereinabove provided, and no more, payable on such dates as shall be fixed for such series and such dividends shall be cumulative, in the case of all shares of each particular series, from such date or dates as the Board of Directors shall determine.

Unpaid dividends with respect to Series Preferred Stock shall not bear interest but shall be a charge against the net earnings of the corporation.

The holders of Common Stock shall be entitled to receive dividends, if, when and as declared by the Board of Directors, out of any funds legally available therefor.  However, no dividends shall be declared or paid on any shares of Common Stock unless and until all dividends on the Series Preferred Stock for all past dividend periods and the then current dividend period shall have been declared and paid or a sum sufficient for the payment thereof set apart.

(c)  Redemption – If so set forth in the applicable resolution of the Board of Directors as hereinabove provided, the corporation may at such time as set forth in the applicable resolution, at the option of the Board of Directors, expressed by resolution, call for retirement or purchase the whole or any part of the Series Preferred Stock at the time outstanding, or the whole or any part of any series thereof, upon thirty (30) days’ written notice to the holders thereof, by paying or providing for the payment in cash of the redemption price or the respective redemption prices theretofore fixed by the Board of Directors as hereinabove provided.  If less than all of the shares of the Series Preferred Stock, or the shares of any particular series thereof, at the time outstanding are retired, the Board of Directors shall determine the manner in which the stock to be retired is to be selected.

(d)  Liquidation – Upon any liquidation or dissolution of the corporation, whether voluntary or otherwise, before any distribution of payment shall be made to the holders of Common Stock, the holders of Series Preferred Stock shall be entitled to receive the amount of stated capital fixed by the Board of Directors on their respective series as hereinabove provided, or such liquidation preference as the Board of Directors shall have fixed with regard to their respective series as hereinabove provided, whichever shall be the lesser amount, plus all accumulated unpaid dividends thereon.  If and when there shall have been paid to the holders of Series Preferred Stock upon such liquidation or dissolution, the full liquidation preference, stated capital or par value, as the case may be, of such shares, together with accumulated unpaid dividends thereon, then the remaining assets shall be divided equally per share among the then holders of Common Stock of the corporation at the time outstanding.

(e)  Voting Rights – Each share of Common Stock shall be entitled to one vote on any and all matters presented to the stockholders of the corporation for their consideration.  Each share of Series Preferred Stock shall be entitled to such voting powers, full or limited, as expressly provided by the Board of Directors as hereinabove set forth.  The holders of any series of Series Preferred Stock shall not have any right to vote their shares as a class unless such right is expressly provided by the Board of Directors as hereinabove set forth or otherwise required by law.  All shares of the Series Preferred Stock ($1.00 par value) of any one series shall have identical voting rights with each other in all respects.

(f)  Pre-emptive Rights – No holder of shares of any class shall be entitled, as such holder, as a matter of right, to subscribe for or purchase any part of any issue of stock or of securities of the corporation convertible into stock, of any class whatsoever, whether now or hereafter authorized.

5.             The names and places of residence of the several original shareholders of the Company, and the number of shares subscribed by each, are as follows:

Judson M. Bemis, Colorado Springs, Colorado	2,380 shares
Stephen A. Bemis, St. Louis, Missouri	100 shares
J. G. Marriott, St. Louis, Missouri	10 shares
Chester Simmons, Minneapolis, Minnesota	10 shares
Alice C. Bemis, Colorado Springs, Colorado	1,000 shares

6.             The number of directors of this corporation shall be fixed by, or in the manner provided in, the By-Laws, and any changes shall be reported to the Secretary of State of the State of Missouri within thirty (30) days of such change.

7.             The duration of said corporation shall be perpetual.

8.             The purposes of this corporation shall be to conduct or engage in any lawful business activity within or outside of the United States which, in the judgment of the Board of Directors, will be of benefit to this corporation and to do any and all things necessary and proper for the carrying out of any such activity.

9.             The Board of Directors of this corporation shall have power to make, alter, amend or repeal By-Laws of the corporation, not inconsistent with the Articles of Incorporation of the corporation or with the laws of the State of Missouri, for the administration and regulation of the affairs of the corporation, but By-Laws made by the Board of Directors may be altered or repealed by the stockholders.

10.           (a)           Whether or not a vote of stockholders is otherwise required, the affirmative vote of the holders of not less than 80 percent of the outstanding shares of “Voting Stock” (as hereinafter defined) of the corporation shall be required for the approval or authorization of any “Business Transaction” (as hereinafter defined) with a “Related Person” (as hereinafter defined) or any Business Transaction in which a Related Person has an interest (except proportionately as a stockholder of the corporation); provided, however, that such 80 percent voting requirement shall not be applicable if:

(i)            The “Continuing Directors” (as hereinafter defined) of the corporation by a majority vote have expressly approved the Business Transaction; or

(ii)           The Business Transaction is a merger of consolidation, on sale of all or substantially all of the assets of the corporation, and the cash, or fair market value of the property, securities or other consideration to be received (as hereinafter defined) per share by holders of Common Stock of the corporation (other than the Related Person) in the Business Transaction is an amount at least equal to the “Highest Purchase Price” (as hereinafter defined).

(b)           For the purpose of this Article 10:

(i)            The term “Business Transaction” shall mean (A) any merger or consolidation involving the corporation or a subsidiary of the corporation, (B) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets of the corporation or a subsidiary of the corporation, (C) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) of all or any Substantial Part of the assets of a Related Person to the corporation or a subsidiary of the corporation, (D) the issuance, sale, exchange, transfer or other disposition of any securities of the corporation or a subsidiary of the corporation by the corporation or a subsidiary of the corporation, (E) any recapitalization or reclassification or other transaction that would have the effect of increasing the proportionate voting power of a Related Person, (F) any liquidation, spinoff, splitoff, splitup or dissolution of the corporation, and (G) any agreement, contract, arrangement or understanding providing for any of the transactions described in this definition of Business Transaction.

(ii)           The term “Related Person” shall mean and include (A) any individual, corporation, association, partnership or other person or entity which, together with its Affiliates and Associates (both as hereinafter defined), “beneficially owns” (as defined on March 1, 1983 in Rule 13d-3 under the Securities Exchange Act of 1934 and in subparagraph (b)(vii) hereof) in the aggregate 20 percent or more of the outstanding Voting Stock of the corporation, and (B) any Affiliate or Association (other than the corporation or a wholly-owned subsidiary of the corporation) of any such individual, corporation, partnership or other person or entity.  Two or more persons or entities acting as a syndicate or group, or otherwise, for the purpose of acquiring, holding or disposing of Voting Stock of the corporation shall be deemed a “person”.

(iii)          The term “Highest Purchase Price” shall mean the highest amount of consideration paid by the Related Person for a share of Common Stock of the corporation at any time while such person or entity was a Related Person or in the transaction which resulted in such person or entity becoming a Related Person; provided, however, that the Highest Purchase Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other readjustment in the number of outstanding shares of Common Stock of the corporation, or the declaration of a stock dividend thereon, between the last date upon which the Related Person paid the Highest Purchase Price and the effective date of the merger or consolidation or the date of distribution to stockholders of the corporation of the proceeds from the sale of all or substantially all of the assets of the corporation.

(iv)          The term “Affiliate”, used to indicate a relationship with a specified person or entity, shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

(v)           The term “Associate”, used to indicate a relationship with a specified person or entity, shall mean (A) any entity of which such specified person or entity is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (B) any trust or other estate in which such specified person or entity has a substantial beneficial interest or as to which such specified person or entity serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the corporation or any of its subsidiaries, and (D) any person who is a director or officer of such specified entity or any of its parents or subsidiaries (other than the corporation or a wholly-owned subsidiary of the corporation).

(vi)          The term “Substantial Part” shall mean 20 percent or more of the fair market value of the total assets of the person or entity in question, as reflected on the most recent balance sheet of such person or entity existing at the time the stockholders of the corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

(vii)         Any shares of capital stock of the corporation that a Related Person has the right to acquire pursuant to any agreement, contract, arrangement or understanding, or upon exercise of any conversion right, warrant or option, or otherwise, shall be deemed beneficially owned by the Related Person.

(viii)        For the purposes of subparagraph (a)(ii) hereof, the term “other consideration to be received” shall include without limitation Common Stock of the corporation retained by its existing stockholders other than the Related Person referred to in such subparagraph in the event of a Business Transaction in which the corporation is the surviving corporation.

(ix)           The term “Voting Stock” shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered as one class, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(x)            The term “Continuing Director” shall mean a director who was a member of the Board of Directors of the corporation on March 1, 1983; provided that any person becoming a director subsequent to March 1, 1983 whose election, or nomination for election by the corporation’s stockholders, was approved by a vote of at least a majority of the Continuing Directors shall be considered as though he or she were a Director on March 1, 1983.

(c)           For the purposes of this Article 10, a majority of the Continuing Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (i) the number of shares of Voting Stock that any person or entity beneficially owns, (ii) whether a person or entity is an Affiliate or Associate of another, (iii) whether a person or entity has an agreement, contract, arrangement or understanding with another as to the matters referred to in subparagraph (b)(i)(G) or (b)(vii) hereof, (iv) whether the assets subject to any Business Transaction constitute a Substantial Part, (v) whether any Business Transaction is one in which a Related Person has an interest (except proportionately as a stockholder of the corporation), and (vi) such other matters with respect to which a determination is required under this Article 10.

(d)           The provisions set forth in this Article 10, including this paragraph (d), may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of Voting Stock of the corporation.

*   *   *

At a meeting duly held on January 29, 2004, a majority of the directors of the Corporation approved and adopted the above Restated Articles of Incorporation on behalf of the Corporation.

IN WITNESS WHEREOF, the undersigned, Stanley A. Jaffy, Vice President, has executed this instrument and James J. Seifert, Secretary, has affixed its corporate seal hereto and attested said seal as of the 18th day of May, 2004.

BEMIS COMPANY, INC.
CORPORATE SEAL

NONE

	By:	/s/ Stanley A. Jaffy
Stanley A. Jaffy, Vice President

ATTEST:

/s/ James J. Seifert
James J. Seifert, Secretary

STATE OF MINNESOTA	)
)
COUNTY OF HENNEPIN	)

I, Barbara L. White, a Notary Public, do hereby certify that on this 18th day of May, 2004, personally appeared before me Stanley A. Jaffy who, being by me first duly sworn, declared that he is the Vice President of Bemis Company, Inc., that he signed the foregoing document as Vice President of the Corporation, and that the statements therein contained are true.

/s/ Barbara L. White
Notary Public

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